[LETTERHEAD OF EOS INTERNATIONAL, INC.]

October 21, 2002

Peter A. Lund
32 East 64th Street
New York, NY 10021

Dear Mr. Lund:

        This letter amends the letter dated July 24, 2000 from Eos International, Inc. (the “Company”) to you regarding your employment by the Company, as amended (the “Letter”). By signing below you agree as follows:

1.	Your title will be Chairman of the Board and not Chief Executive Officer.

2.

Pursuant to Paragraph A of the Letter you were entitled to an annual salary of $300,000. You and the Company have agreed effective July 1, 2002 until otherwise agreed by you and the Company that your salary will be $3,000 per month.

3.

Pursuant to Paragraph B of the Letter you are entitled to be considered for a discretionary cash bonus. You and the Company have agreed that you will not be considered for, or receive, a discretionary cash bonus for the calendar year 2002.

4.

Paragraph C of the Letter is amended in its entirety to read as follows: “In addition to your base salary, you will be awarded non-qualified options to purchase the number of shares of common stock of the Company determined by dividing 3,000,000 by the Exercise Price (as defined herein), with an exercise price equal to the Exercise Price. The “Exercise Price” is the gross purchase price per share of common stock of the Company paid in the Private Placement (as defined herein). The “Private Placement” means the next private placement of common stock of the Company that, in a single transaction, results in gross cash proceeds to the Company of no less than $4,500,000. The options will vest immediately on the date of grant and have a term of 9 years and 364 days. The Company will grant these options subsequent to the consummation of the Private Placement, and the options will be subject to stockholder approval.”

5.	The reference in Paragraph G (i) to “Chief Executive Officer” shall be amended to read “Chairman of the Board.”

6.

The language in the last sentence of Paragraph G (v) is amended to read in its entirety as follows: “A “Competitive Business” shall mean any business that engages principally in direct marketing through sales representatives of retail consumer goods without the use of store locations.”

7.	Except to the extent amended hereby, the Letter shall continue in full force and effect.

        If the foregoing correctly sets forth our agreement with respect to the matters set forth herein, please so indicate by signing two copies of this Agreement and returning one signed copy to the President of the Company, whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

Very truly yours, EOS INTERNATIONAL, INC. By: JAMES CASCINO —————————————— Name: James Cascino Title: President and CEO

AGREED AND ACCEPTED BY: PETER A. LUND —————————————— Name: Peter A. Lund Date: October 22, 2002